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                        CREDIT AGREEMENT

                 DATED AS OF SEPTEMBER 15, 1997

                             AMONG

                       ROSS STORES, INC.



                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION
                            AS AGENT

                              AND

         THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO









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

                       TABLE OF CONTENTS

                           ARTICLE I
                          DEFINITIONS. . . . . . . . . . . . . . . .   1

 1.01  DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . .   1
 1.02  OTHER INTERPRETIVE PROVISIONS . . . . . . . . . . . . . . . .  14
       (a)  PERFORMANCE; TIME. . . . . . . . . . . . . . . . . . . .  14
       (b)  CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .  14
       (c)  LAWS . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       (d)  CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . .  14
       (e)  INDEPENDENCE OF PROVISIONS . . . . . . . . . . . . . . .  15
       (f)  INTERPRETATION . . . . . . . . . . . . . . . . . . . . .  15
 1.03  ACCOUNTING PRINCIPLES . . . . . . . . . . . . . . . . . . . .  15

                           ARTICLE II
                          THE CREDITS. . . . . . . . . . . . . . . .  15
 2.01  AMOUNTS AND TERMS OF COMMITMENTS. . . . . . . . . . . . . . .  15
 2.02  EXTENSION OF AVAILABILITY . . . . . . . . . . . . . . . . . .  15
 2.03  LOAN ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . .  16
 2.04  PROCEDURE FOR COMMITTED BORROWING . . . . . . . . . . . . . .  16
 2.05  CONVERSION AND CONTINUATION ELECTIONS . . . . . . . . . . . .  17
 2.06  BID BORROWINGS. . . . . . . . . . . . . . . . . . . . . . . .  19
 2.07  PROCEDURE FOR BID BORROWINGS. . . . . . . . . . . . . . . . .  19
       (a)  COMPETITIVE BID REQUESTS . . . . . . . . . . . . . . . .  19
       (b)  TRANSMISSION OF REQUEST BY AGENT . . . . . . . . . . . .  20
       (c)  COMPETITIVE BIDS . . . . . . . . . . . . . . . . . . . .  20
       (d)  TRANSMISSION OF BIDS BY AGENT  . . . . . . . . . . . . .  21
       (e)  BIDS IRREVOCABLE . . . . . . . . . . . . . . . . . . . .  22
       (f)  ACCEPTANCE BY COMPANY  . . . . . . . . . . . . . . . . .  22
       (g)  ALLOCATION . . . . . . . . . . . . . . . . . . . . . . .  23
       (h)  TRANSMISSION OF ACCEPTANCE BY AGENT. . . . . . . . . . .  23
       (i)  FUNDING. . . . . . . . . . . . . . . . . . . . . . . . .  23
       (j)  EXCHANGE OF INFORMATION. . . . . . . . . . . . . . . . .  23
       (k)  OTHER CREDIT FACILITIES PERMITTED. . . . . . . . . . . .  24
 2.08  VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS . . . . . .  24
 2.09  OPTIONAL PREPAYMENTS. . . . . . . . . . . . . . . . . . . . .  24
 2.10  REPAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 2.11  INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . .  25
 2.12  FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       (a)  FEE LETTER . . . . . . . . . . . . . . . . . . . . . . .  26
       (b)  COMMITMENT FEES. . . . . . . . . . . . . . . . . . . . .  26
 2.13  COMPUTATION OF FEES AND INTEREST. . . . . . . . . . . . . . .  27
 2.14  PAYMENTS BY THE COMPANY . . . . . . . . . . . . . . . . . . .  27
 2.15  PAYMENTS BY THE BANKS TO THE AGENT. . . . . . . . . . . . . .  28
 2.16  SHARING OF PAYMENTS, ETC. . . . . . . . . . . . . . . . . . .  29

                           ARTICLE III
             TAXES, YIELD PROTECTION AND ILLEGALITY. . . . . . . . .  29
 3.01  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
 3.02  ILLEGALITY  . . . . . . . . . . . . . . . . . . . . . . . . .  30
 3.03  INCREASED COSTS AND REDUCTION OF RETURN . . . . . . . . . . .  31
 3.04  FUNDING LOSSES. . . . . . . . . . . . . . . . . . . . . . . .  32
 3.05  INABILITY TO DETERMINE RATES. . . . . . . . . . . . . . . . .  33

                                    -i-

Section                                                             Page

 3.06  CERTIFICATES OF BANKS . . . . . . . . . . . . . . . . . . . .  33
 3.07  SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                          ARTICLE IV
                      CONDITIONS PRECEDENT . . . . . . . . . . . . .  33
 4.01  CONDITIONS OF INITIAL LOANS . . . . . . . . . . . . . . . . .  33
       (a)   CREDIT AGREEMENT. . . . . . . . . . . . . . . . . . . .  34
       (b)   RESOLUTIONS; INCUMBENCY . . . . . . . . . . . . . . . .  34
       (c)   ARTICLES OF INCORPORATION AND BY-LAWS . . . . . . . . .  34
       (d)   LEGAL OPINION . . . . . . . . . . . . . . . . . . . . .  34
       (e)   PAYMENT OF FEES . . . . . . . . . . . . . . . . . . . .  34
       (f)   CERTIFICATE . . . . . . . . . . . . . . . . . . . . . .  35
       (h)   OTHER DOCUMENTS . . . . . . . . . . . . . . . . . . . .  35
 4.02  CONDITIONS TO ALL BORROWINGS, CONVERSIONS AND CONTINUATIONS .  35
       (a)   NOTICE OF BORROWING . . . . . . . . . . . . . . . . . .  35
       (b)   CONTINUATION OF REPRESENTATIONS AND WARRANTIES. . . . .  35
       (c)   NO EXISTING DEFAULT . . . . . . . . . . . . . . . . . .  35

                          ARTICLE V
                 REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .  36
 5.01  CORPORATE EXISTENCE AND POWER . . . . . . . . . . . . . . . .  36
 5.02  CORPORATE AUTHORIZATION; NO CONTRAVENTION . . . . . . . . . .  36
 5.03  GOVERNMENTAL AUTHORIZATION  . . . . . . . . . . . . . . . . .  37
 5.04  BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . . .  37
 5.05  LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . .  37
 5.06  NO DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . .  37
 5.07  ERISA COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . .  38
 5.08  USE OF PROCEEDS; MARGIN REGULATIONS . . . . . . . . . . . . .  38
 5.09  TITLE TO PROPERTIES . . . . . . . . . . . . . . . . . . . . .  39
 5.10  TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
 5.11  FINANCIAL CONDITION . . . . . . . . . . . . . . . . . . . . .  39
 5.12  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . .  39
 5.13  REGULATED ENTITIES. . . . . . . . . . . . . . . . . . . . . .  40
 5.14  NO BURDENSOME RESTRICTIONS  . . . . . . . . . . . . . . . . .  40
 5.15  COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC.. . . . . .  40
 5.16  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . .  40
 5.17  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .  40
 5.18  FULL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . .  40


                           ARTICLE VI
                     AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . 41
 6.01  FINANCIAL STATEMENTS AND COMPLIANCE CERTIFICATES . . . . . . . 41
 6.02  LEVERAGE RATIO . . . . . . . . . . . . . . . . . . . . . . . . 42
 6.03  ADJUSTED INTEREST COVERAGE RATIO . . . . . . . . . . . . . . . 42
 6.04  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
 6.05  PRESERVATION OF CORPORATE EXISTENCE, ETC . . . . . . . . . . . 44
 6.06  MAINTENANCE OF PROPERTY. . . . . . . . . . . . . . . . . . . . 44
 6.07  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . 44


                                   -ii-



 6.08  PAYMENT OF OBLIGATIONS . . . . . . . . . . . . . . . . . . . . 44
 6.09  COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . 45
 6.10  INSPECTION OF PROPERTY AND BOOKS AND RECORDS . . . . . . . . . 45
 6.11  ENVIRONMENTAL LAWS . . . . . . . . . . . . . . . . . . . . . . 45
 6.12  USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 45

                            ARTICLE VII
                         NEGATIVE COVENANTS . . . . . . . . . . . . . 45
 7.01  LIMITATION ON LIENS. . . . . . . . . . . . . . . . . . . . . . 45
 7.02  DISPOSITION OF ASSETS. . . . . . . . . . . . . . . . . . . . . 46
 7.03  CONSOLIDATIONS AND MERGERS . . . . . . . . . . . . . . . . . . 47
 7.04  LOANS; ADVANCES; INVESTMENTS; ACQUISITIONS; GUARANTEES . . . . 47
 7.05  TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . 47
 7.06  USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 47
 7.07  USE OF PROCEEDS - INELIGIBLE SECURITIES. . . . . . . . . . . . 48
 7.08  COMPLIANCE WITH ERISA  . . . . . . . . . . . . . . . . . . . . 48
 7.09  CHANGE IN BUSINESS . . . . . . . . . . . . . . . . . . . . . . 48
 7.10  CHANGE IN STRUCTURE. . . . . . . . . . . . . . . . . . . . . . 48
 7.11  ACCOUNTING CHANGES . . . . . . . . . . . . . . . . . . . . . . 48

                           ARTICLE VIII
                         EVENTS OF DEFAULT. . . . . . . . . . . . . . 49
 8.01  EVENT OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . 49
       (a) NON-PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . 49
       (b) REPRESENTATION OR WARRANTY . . . . . . . . . . . . . . . . 49
       (c) SPECIFIC DEFAULTS. . . . . . . . . . . . . . . . . . . . . 49
       (d) OTHER DEFAULTS . . . . . . . . . . . . . . . . . . . . . . 49
       (e) CROSS-DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 49
       (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. . . . . . . . . . . . . 50
       (g) INVOLUNTARY PROCEEDINGS. . . . . . . . . . . . . . . . . . 50
       (h) ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
       (i) MONETARY JUDGMENTS . . . . . . . . . . . . . . . . . . . . 51
       (j) NON-MONETARY JUDGMENTS . . . . . . . . . . . . . . . . . . 51
       (k) OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . 51
       (l) LOSS OF LICENSES . . . . . . . . . . . . . . . . . . . . . 51
       (m) ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . . . . 51
 8.02  REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
 8.03  RIGHTS NOT EXCLUSIVE . . . . . . . . . . . . . . . . . . . . . 52

                            ARTICLE IX
                             THE AGENT. . . . . . . . . . . . . . . . 52
 9.01  APPOINTMENT AND AUTHORIZATION. . . . . . . . . . . . . . . . . 52
 9.02  DELEGATION OF DUTIES . . . . . . . . . . . . . . . . . . . . . 52
 9.03  LIABILITY OF AGENT . . . . . . . . . . . . . . . . . . . . . . 52
 9.04  RELIANCE BY AGENT. . . . . . . . . . . . . . . . . . . . . . . 53
 9.05  NOTICE OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . 53
 9.06  CREDIT DECISION. . . . . . . . . . . . . . . . . . . . . . . . 54
 9.07  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 54

Section                                                             Page

 9.08  AGENT IN INDIVIDUAL CAPACITY . . . . . . . . . . . . . . . . . 55
 9.09  SUCCESSOR AGENT. . . . . . . . . . . . . . . . . . . . . . . . 55
 9.10  WITHHOLDING TAX. . . . . . . . . . . . . . . . . . . . . . . . 56

                                 ARTICLE X
                               MISCELLANEOUS. . . . . . . . . . . . . 57
 10.01 AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . 57
 10.02 NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
 10.03 NO WAIVER; CUMULATIVE REMEDIES . . . . . . . . . . . . . . . . 59
 10.04 COSTS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . 59
 10.05 INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 60
 10.06 MARSHALLING; PAYMENTS SET ASIDE. . . . . . . . . . . . . . . . 60
 10.07 SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . 61
 10.08 ASSIGNMENTS, PARTICIPATIONS, ETC.. . . . . . . . . . . . . . . 61
 10.09 DESIGNATED BIDDERS . . . . . . . . . . . . . . . . . . . . . . 63
 10.10 AUTOMATIC DEBITS OF FEES . . . . . . . . . . . . . . . . . . . 63
 10.11 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. . . . . . . . 64
 10.12 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . 64
 10.13 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . 64
 10.14 NO THIRD PARTIES BENEFITED . . . . . . . . . . . . . . . . . . 64
 10.15 TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
 10.16 GOVERNING LAW AND JURISDICTION . . . . . . . . . . . . . . . . 64
 10.17 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . 65
 10.18 ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 65

  SCHEDULES

  Schedule 5.05       Litigation
  Schedule 5.07       ERISA
  Schedule 5.11       Permitted Liabilities
  Schedule 5.12       Environmental Matters
  Schedule 5.16       Subsidiaries

  EXHIBITS

  Exhibit A   Notice of Borrowing
  Exhibit B   Notice of Conversion/Continuation
  Exhibit C   Assignment and Acceptance
  Exhibit D   Form of Competitive Bid Request (Agency Auction)
  Exhibit E   Form of Competitive Bid Request (Company Auction)
  Exhibit F   Form of Competitive Bid
  Exhibit G   Form of Bid Loan Note
  Exhibit H   Form of Designation Agreement
  Exhibit I   Form of Compliance Certificate

                        CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of September 15, 1997, among Ross Stores, Inc., a Delaware corporation (the "COMPANY"), the several financial institutions from time to time party to this Agreement
(collectively, the "BANKS"; individually, a "BANK"); and Bank of America National Trust and Savings Association, as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Company a credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                           ARTICLE I
                          DEFINITIONS

     1.01 DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

          "ABSOLUTE RATE" has the meaning specified in subsection 2.07(c).

          "ABSOLUTE RATE AUCTION" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.07.

          "ABSOLUTE RATE BID LOAN" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

          "ADJUSTED DEBT" means, as of any fiscal quarter end for the Company on a consolidated basis, the sum of total indebtedness for borrowed money outstanding as of such date, plus liabilities under guaranties, standby letters of credit and any other contingent obligation, plus six times the amount of the Company's operating rent expense and operating lease expense for the four fiscal quarters immediately preceding the date of measurement.

          "ADJUSTED INTEREST COVERAGE RATIO" means the ratio, for the Company on a consolidated basis, of (a) the sum of EBITDA, operating rent expense and operating lease expense to (b) the sum of operating rent expense, operating lease expense, and interest expense. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

          "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

          "AGENT" means BofA in its capacity as agent for the Banks and the Designated Bidders hereunder, and any successor agent.

          "AGENT-RELATED PERSONS" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "AGENT'S PAYMENT OFFICE" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify.

          "AGGREGATE REVOLVING COMMITMENT" means the combined Revolving Commitments of the Banks, in the initial amount of One Hundred Sixty Million dollars ($160,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

          "AGREEMENT" means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

          "APPLICABLE MARGIN" means, for Base Rate Committed Loans, zero; and for Offshore Rate Committed Loans, the number of basis points indicated in the table below. The Applicable Margin shall depend upon the Adjusted Interest Coverage Ratio achieved by the Company as of the end of each fiscal quarter. Any change in the Applicable Margin shall take effect on the second Business Day following the receipt by the Agent of a Compliance Certificate showing a change in the Adjusted Interest Coverage Ratio:

              Adjusted Interest Coverage Ratio        LIBOR Margin
            ------------------------------------      ------------

            Greater than:              3.50:1.00          15.50

            Greater than:              3.00:1.00
            But less than or equal to: 3.50:1.00          17.00

              Adjusted Interest Coverage Ratio        LIBOR Margin
            ------------------------------------      ------------

            Greater than:              2.50:1.00
            But less than or equal to: 3.00:1.00          18.50

            Greater than:              2.25:1.00
            But less than or equal to: 2.50:1.00          22.50

            Greater than:              2.00:1.00
            But less than or equal to: 2.25:1.00          30.00

            Less than or equal to:     2.00:1.00          37.50

          "ARRANGER" means BankAmerica Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities.

          "ATTORNEY COSTS" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "BANK" has the meaning specified in the introductory clause hereto.

          "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.).

          "BASE RATE" means, for any day, the higher of:

                    (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

                    (b)  0.50% per annum above the latest Federal Funds Rate.

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "BASE RATE COMMITTED LOAN" means a Committed Loan that bears interest based on the Base Rate.

          "BID BORROWING" means a Borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Banks or Designated Bidders.

          "BID LOAN" means a Loan by a Bank or a Designated Bidder to the Company under Section 2.06, which may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

          "BID LOAN LENDER" means, in respect of any Bid Loan, the Bank or Designated Bidder making such Bid Loan to the Company.

          "BID LOAN NOTE" has the meaning specified in Section 2.03.

          "BOFA" means Bank of America National Trust and Savings Association, a national banking association.

          "BORROWING" means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks or (in the case of Bid Borrowings) Designated Bidders pursuant to Article II, and may be a Committed Borrowing or a Bid Borrowing.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "CAPITALIZATION" means, as of any fiscal quarter end for the Company on a consolidated basis, the sum of Adjusted Debt plus shareholders' equity.

          "CLOSING DATE" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks.

          "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

          "COMMITTED BORROWING" means a Borrowing hereunder consisting of Committed Loans made on the same day by the Banks ratably according to their respective Commitment Percentage and, in the case of Offshore Rate Committed Loans, having the same Interest Periods.

          "COMMITTED LOAN" means a Loan by a Bank to the Company under
     Section 2.01, and may be an Offshore Rate Committed Loan or a Base Rate Committed Loan.

          "COMMITMENT PERCENTAGE" means, as to any Bank, the percentage equivalent of such Bank's Revolving Commitment divided by the Aggregate Revolving Commitment.

          "COMPETITIVE BID" means an offer by a Bank or a Designated Bidder to make a Bid Loan in accordance with subsection 2.07(c).

          "COMPETITIVE BID REQUEST" means a notice in substantially the form of EXHIBIT D (in the case of an Agency Auction) or EXHIBIT E (in the case of a Company Auction).

          "COMPLIANCE CERTIFICATE" means a compliance certificate substantially in the form attached hereto as Exhibit I.

          "CONTRACTUAL OBLIGATIONS" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "CONTROLLED GROUP" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

          "CONVERSION DATE" means any date on which the Company converts a Base Rate Committed Loan to an Offshore Rate Committed Loan; or an Offshore Rate Committed Loan to a Base Rate Committed Loan.

          "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "DESIGNATED BIDDER" means an Affiliate of a Bank that is an entity described in clause (i) or (ii) of the definition of "Eligible Assignee" and that has become a party hereto pursuant to Section 10.09.

          "DESIGNATION AGREEMENT" means a designation agreement entered into by a Bank and a Designated Bidder and accepted by the Agent, in substantially the form of EXHIBIT H.

          "EBITDA" means, for any period, for the Company on a consolidated basis, the net income (or net loss) for such period PLUS, to the extent deducted in determining net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense,
     (e) non-cash extraordinary charges, and (f) losses on assets sales;
     (g) MINUS, to the extent added in determining net income (or net loss), gains on asset sales.

          "ELIGIBLE ASSIGNEE" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $1,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

          "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "EQUITY INVESTMENT" means an equity investment in any corporation or other entity, other than a Subsidiary, but excluding short term investments of seasonal excess cash for cash management purposes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
     Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

          "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section

     4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;
     (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or
     (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

          "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "Offshore Rate".

          "EVENT OF DEFAULT" means any of the events or circumstances specified in Section 8.01.

          "EXCHANGE ACT" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

          "FEDERAL FUNDS RATE" means, for any day, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)". If such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

          "FEE LETTER" has the meaning defined in section 2.12(a).

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "INDEMNIFIED PERSON" has the meaning specified in Section 10.05.

          "INDEMNIFIED LIABILITIES" has the meaning specified in Section 10.05.

          "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

          "INSOLVENCY PROCEEDING" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

          "INTEREST PAYMENT DATE" means, as to any Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Committed Loans, the last Business Day of each calendar quarter and each date a Base Rate Committed Loan is converted into an Offshore Rate Loan; PROVIDED, HOWEVER, that if any Interest Period for an Offshore Rate Committed Loan exceeds three months, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

          "INTEREST PERIOD" means, (a) with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Offshore Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing, Notice of Conversion/Continuation or Competitive Bid Request; and (b) as to any Absolute Rate Bid Loan, a period of not less than 7 days and not more than 180 days as selected by the Company in the applicable Competitive Bid Request; PROVIDED that:

                    (i) if any Interest Period pertaining to an Offshore Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                    (iii) no Interest Period applicable to a Loan or portion thereof shall extend beyond the Revolving Termination Date.

          "IRS" means the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

          "JOINT VENTURE" means a partnership, limited liability company, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

          "LENDING OFFICE" means, with respect to any Bank, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Bank as it may from time to time notify the Company and the Agent.

          "LEVERAGE RATIO" means the ratio, expressed as a percentage, of Adjusted Debt to Capitalization.

          "LIBOR" means, for any Interest Period with respect to a LIBOR Bid Loan or Offshore Rate Committed Loan the rate of interest per annum notified to the Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the smallest LIBOR Bid Loan or Offshore Rate Committed Loan to be borrowed in such Borrowing, and having a maturity comparable to such Interest Period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "LIBOR AUCTION" means a solicitation of Competitive Bids setting forth a LIBOR Bid Margin pursuant to Section 2.07.

          "LIBOR BID LOAN" means any Bid Loan that bears interest at a rate based upon LIBOR.

          "LIBOR BID MARGIN" has the meaning specified in subsection 2.07(c)(ii)(C).

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "LOAN" means an extension of credit by a Bank or a Designated Bidder to the Company pursuant to Article II, and may be a Committed Loan or a Bid Loan.

          "LOAN DOCUMENTS" means this Agreement, the Fee Letter, any promissory notes, and all other documents delivered to the Agent or any Bank or Designated Bidder in connection therewith.

          "MAJORITY BANKS" means (a) at any time prior to the Revolving Termination Date, at least two Banks then holding more than 50% of the Aggregate Revolving Commitment, and (b) on and after the Revolving Termination Date, at least two Banks then holding more than 50% of the then aggregate unpaid principal amount of the Loans. For purposes of this definition, each Bank shall be deemed to hold all outstanding Bid Loans of such Bank's Designated Bidders.

          "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

          "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or as to any Subsidiary; (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "NOTICE OF BORROWING" means a notice given by the Company to the Agent pursuant to Section 2.04, in substantially the form of EXHIBIT A.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice given by the Company to the Agent pursuant to Section 2.05, in substantially the form of EXHIBIT B.

          "OBLIGATIONS" means all Loans, and other indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, Designated Bidder, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

          "OFFSHORE RATE" means, for each Interest Period in respect of Offshore Rate Committed Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

     Offshore Rate =               LIBOR
                    -------------------------------------
                     1.00 - Eurodollar Reserve Percentage

     Where,

               "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest

          1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period. The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "OFFSHORE RATE COMMITTED LOAN" means any Committed Loan that bears interest based on the Offshore Rate.

          "OFFSHORE RATE LOAN" means any LIBOR Bid Loan or any Offshore Rate Committed Loan.

          "OTHER TAXES" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

          "PARTICIPANT" has the meaning specified in subsection 10.08(d).

          "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan

          "REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "RESPONSIBLE OFFICER" means the chief executive officer, the president or the chief financial officer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the treasurer or assistant treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "REVOLVING COMMITMENT", with respect to each Bank, has the meaning specified in subsection 2.01.

          "REVOLVING TERMINATION DATE" means the earlier to occur of:

                    (a) the fifth anniversary of the Closing Date, but in any event no later than September 1, 2002; and

                    (b) the date on which the Aggregate Revolving Commitment shall terminate in accordance with the provisions of this Agreement.

          "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

          "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

          "SURETY INSTRUMENTS" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "TANGIBLE NET WORTH" means total stockholder's equity less any intangible assets, with intangible assets defined as goodwill, patents, trademarks, tradenames, lease rights, capitalized pre-opening costs, franchises, organization costs and property rights.

          "TAXES" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office.

          "UCC" means the Uniform Commercial Code as in effect in the State of California.

          "UNFUNDED PENSION LIABILITY" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "UNITED STATES" and "U.S." each means the United States of America.

     1.02  OTHER INTERPRETIVE PROVISIONS.

          (a) PERFORMANCE; TIME. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

          (b) CONTRACTS. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

          (c) LAWS. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (d) CAPTIONS. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (e) INDEPENDENCE OF PROVISIONS. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

          (f) INTERPRETATION. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in the preparation of such documents and agreements.

     1.03  ACCOUNTING PRINCIPLES.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                           ARTICLE II
                          THE CREDITS

     2.01 AMOUNTS AND TERMS OF COMMITMENTS. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Committed Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name on the signature pages of this Agreement (such amount as the same may be reduced pursuant to Section 2.08 or as a result of one or more assignments pursuant to
Section 10.08, the Bank's "REVOLVING COMMITMENT"); PROVIDED, HOWEVER, that, after giving effect to any Committed Borrowing, the aggregate principal amount of all outstanding Committed Loans plus the aggregate principal amount of all Bid Loans outstanding shall not exceed the Aggregate Revolving Commitment. Within the limits of each Bank's Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.01, prepay pursuant to Section 2.09 and reborrow pursuant to this subsection 2.01.

     2.02 EXTENSION OF AVAILABILITY. The Company may request extensions of the Revolving Termination Date for additional one-year periods, with each request to be made no earlier than two years, and no later than 90 days, prior to the then-current Revolving Termination Date. Any such extension will be subject to the approval of the Agent and all Banks in their sole discretion.

     2.03 LOAN ACCOUNTS. (a) The Loans made by each Bank or Designated Bidder shall be evidenced by one or more loan accounts maintained by such Bank or Designated Bidder in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank or Designated Bidder shall be conclusive absent manifest error of the amount of the Loans made by the Banks and Designated Bidders to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

          (b) Upon the request of any Bank or Designated Bidder made through the Agent, the Bid Loans made by such Bank or Designated Bidder may be evidenced by one or more notes ("Bid Loan Notes"), instead of or in addition to loan accounts. Each such Bank or Designated Bidder shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank and Designated Bidder is irrevocably authorized by the Company to endorse its Note(s) and each Bank's or Designated Bidder's record shall be conclusive absent manifest error; PROVIDED, HOWEVER, that the failure of a Bank or Designated Bidder to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Obligations of the Company hereunder or under any such Note to such Bank or Designated Bidder.

     2.04  PROCEDURE FOR COMMITTED BORROWING.

          (a) Each Committed Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in accordance with Section
10.02 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Committed Loans; and (ii) on the requested Borrowing date, in the case of Base Rate Committed Loans, specifying:

                         (A) the amount of the Committed Borrowing, which shall be in an aggregate minimum principal amount of one million dollars ($1,000,000) or any multiple of one million dollars ($1,000,000) in excess thereof;

                         (B) the requested Borrowing date, which shall be a Business Day;

                         (C) whether the Committed Borrowing is to be comprised of Offshore Rate Committed Loans or Base Rate Committed Loans;

                         (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Committed Loans, such Interest Period shall be three months.

PROVIDED, HOWEVER, that with respect to the Committed Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:00 a.m. (San Francisco time) on the Closing Date and such Committed Borrowing will consist of Base Rate Committed Loans only.

          (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Committed Borrowing.

          (c) Each Bank will make the amount of its Commitment Percentage of the Committed Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing date requested by the Company in funds immediately available to the Agent; PROVIDED, HOWEVER, that with respect to the Committed Borrowing to be made on the Closing Date, the funds shall be made available to the Agent not later than 12:00 noon (San Francisco time) on the Closing Date. The proceeds of all such Committed Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

          (d) Unless the Majority Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, an Offshore Rate Loan.

          (e) After giving effect to any Committed Borrowing, there shall not be more than ten different Interest Periods in effect in respect of all Committed Loans and Bid Loans together then outstanding.

     2.05  CONVERSION AND CONTINUATION ELECTIONS FOR COMMITTED BORROWINGS.

          (a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.05(b):

               (i) elect to convert on any Business Day, any Base Rate Committed Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore Rate Committed Loans; or

               (ii) elect to convert on the last day of the applicable Interest Period any Offshore Rate Committed Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Committed Loans; or

               (iii) elect to renew on the last day of the applicable Interest Period any Offshore Rate Committed Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

PROVIDED, that if the aggregate amount of Offshore Rate Committed Loans in respect of any Committed Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such Offshore Rate Committed Loans shall automatically convert into Base Rate Committed Loans.

          (b)  The Company shall deliver a Notice of Conversion/
Continuation in accordance with Section 10.02 to be received by the Agent not later than 10:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion Date or continuation date, if the Committed Loans are to be converted into or continued as Offshore Rate Committed Loans; and (ii) on the Conversion Date, if the Committed Loans are to be converted into Base Rate Committed Loans, specifying:

                         (A) the proposed Conversion Date or continuation date;

                         (B) the aggregate amount of Committed Loans to be converted or renewed;

                         (C) the nature of the proposed conversion or continuation; and

                         (D) if applicable, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Committed Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Committed Loans, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Offshore Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such current Interest Period.

          (d) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Bank.

           (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Committed Loans, there shall not be more than five different Interest Periods in effect.

     2.06  BID BORROWINGS.  In addition to Committed Borrowings pursuant to
Section 2.04, each Bank severally agrees that the Company may, as set forth in
Section 2.07, from time to time request the Banks prior to the Revolving Termination Date to submit offers to make Bid Loans to the Company; PROVIDED, HOWEVER, that the Banks may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers, and any Bank may designate one or more Designated Bidders to make such offers from time to time and, if such offers are accepted by the Company, to make such Bid Loans; and PROVIDED, FURTHER, that at no time shall (a) the outstanding aggregate principal amount of all Bid Loans made by all Banks and Designated Bidders, plus the outstanding aggregate principal amount of all Committed Loans made by all Banks exceed the Aggregate Revolving Commitment; or
(b) the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceed five.

     2.07  PROCEDURE FOR BID BORROWINGS.

          (a) COMPETITIVE BID REQUESTS. The Company may request offers to make Bid Loans either through the Agent (an "Agency Auction") or directly to the Banks and Designated Bidders (a "Company Auction"). When the Company wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent (for an Agency Auction) or directly to each Bank and Designated Bidder, with a copy to the Agent (for a Company Auction) a Competitive Bid Request. The Competitive Bid Request shall be transmitted by telephone call followed promptly by facsimile transmission so as to be received no later than (x) 3:00 p.m. (San Francisco time) four Business Days prior to the date of a proposed Bid Borrowing in the case of a LIBOR Auction, or
(y) 9:00 a.m. (San Francisco time) one Business Day prior to the date of a pro posed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

               (i) the date of such Bid Borrowing, which shall be a Business Day;

               (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $1,000,000 or in multiples of $1,000,000 in excess thereof;

               (iii) whether the Competitive Bids requested are to be for LIBOR Bid Loans or Absolute Rate Bid Loans or both; and

               (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

Subject to subsection 2.07(c), the Company may not request Competitive Bids for more than three Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five Business Days.

          (b) TRANSMISSION OF REQUEST BY AGENT. Upon receipt of a Competitive Bid Request for an Agency Auction, the Agent will promptly send to the Banks and Designated Bidders by facsimile transmission a copy of such Competitive Bid Request, which shall constitute an invitation by the Company to each Bank and Designated Bidder to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this
Section 2.07.

          (c)  COMPETITIVE BIDS.

               (i) Each Bank and Designated Bidder may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Competitive Bid Request. Each Competitive Bid must comply with the requirements of this subsection 2.07(c) and must be submitted to the Agent (for Agency Auctions) or the Company (for Company Auctions) by facsimile transmission at the respective office for notices set forth on the signature pages hereto not later than (1) 6:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (2) 6:30 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

               (ii) In the case of Agency Auctions, Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank or Designated Bidder may be submitted, and may only be submitted, if the Agent notifies the Company of the terms of the offer or offers contained therein not later than (A) 6:15 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (B) 6:15 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

               (iii) Each Competitive Bid shall be in substantially the form of EXHIBIT F, specifying therein:

                    (A)  the proposed date of Borrowing;

                    (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount
          (x) may be equal to, greater than or less than the Commitment of the quoting Bank, (y) must be $1,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                         (C) in case the Company elects a LIBOR Auction, the margin above or below LIBOR (the "LIBOR BID MARGIN") offered for each such Bid Loan, expressed in multiples of 1/1000th of one basis point to be added to or subtracted from the applicable LIBOR and the Interest Period applicable thereto;

                         (D) in case the Company elects an Absolute Rate Auction, the rate of interest per annum expressed in multiples of 1/1000th of one basis point (the "ABSOLUTE RATE") offered for each such Bid Loan and the Interest Period applicable thereto; and

                         (E)  the identity of the quoting Bank or
          Designated Bidder.

               (iv) A Competitive Bid may contain up to three separate offers by the quoting Bank or Designated Bidder with respect to each Interest Period specified in the related Competitive Bid Request.

               (v)  Any Competitive Bid shall be disregarded if it:

                         (A)  is not substantially in conformity with
          EXHIBIT F or does not specify all of the information required by subsection (c)(ii) of this Section;

                         (B) contains qualifying, conditional or similar language;

                         (C) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Request; or

                         (D)  arrives after the time set forth in
          subsection (c)(i) or (ii).

               (vi) Notwithstanding anything to the contrary contained in this subsection 2.07(c), a Competitive Bid by BofA may contain, and will not be disregarded if it does contain, a restriction on the use of proceeds of the type contained in paragraph 7.07 of this Agreement.

          (d)  TRANSMISSION OF BIDS BY AGENT.  In the case of Agency Auctions:
Promptly on receipt and not later than 7:00 a.m.

(San Francisco time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR Auction, or 7:00 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Bank or Designated Bidder that is in accordance with subsection 2.07(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank or Designated Bidder with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 2.07(c). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered.

          (e) BIDS IRREVOCABLE. Subject only to the provisions of Sections 3.02, 3.05 and 4.02 hereof and the provisions of this subsection (e), any Competitive Bid shall be irrevocable except with the written consent of the Company.

          (f) ACCEPTANCE BY COMPANY. Not later than 7:30 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or 7:30 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Company shall notify the Agent of its acceptance or non-acceptance of the offers received by it.
The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; PROVIDED that:

               (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

               (ii) the principal amount of each Bid Borrowing must be $1,000,000 or in any multiple of $1,000,000 in excess thereof;

               (iii) acceptance of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

               (iv) the Company may not accept any offer that is described in subsection 2.07(c)(v) or that otherwise fails to comply with the requirements of this Agreement.

          (g) ALLOCATION. If offers are made by two or more Banks or Designated Bidders with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated among such Banks or Designated Bidders as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Agent (for Agency Auctions) or the Company (for Company Auctions) of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

          (h) TRANSMISSION OF ACCEPTANCE BY AGENT. The Agent will promptly notify each Bank or Designated Bidder having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.
In addition, in the case of LIBOR Auctions, the Agent shall determine the applicable LIBOR interest rate and give notice thereof to the Company and the relevant Banks or Designated Bidders two Business Days prior to the date of the Bid Borrowing.

          (i) FUNDING. If, on or prior to the proposed date of Borrowing, the Revolving Commitments have not been terminated and if, on such proposed date of Borrowing all applicable conditions to funding referenced in Sections 3.02,
3.05 and 4.02 hereof are satisfied, the Banks and Designated Bidders whose offers the Company has accepted will fund each Bid Loan so accepted. Each Bank or Designated Bidder shall make the amounts of such Bid Loans available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on such date of Bid Borrowing, in funds immediately available to the Agent for the account of the Company at the Agent's Payment Office.

          (j)  EXCHANGE OF INFORMATION.

               (i) Promptly following each Bid Borrowing, the Agent (for Agency Auctions) or the Company (for Company Auctions) shall notify each Bank and Designated Bidder of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

               (ii) From time to time, the Company and the Banks and Designated Bidders shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Company for payment of all amounts owing hereunder.

          (k) OTHER CREDIT FACILITIES PERMITTED. Nothing in this Section 2.07 shall be construed as a right of first offer in favor of the Banks or Designated Bidders or to otherwise limit the ability of the Company to request and accept credit facilities from any Person (including any of the Banks or Designated Bidders), provided that no Default or Event of Default would otherwise arise or exist as a result of the Company executing, delivering or performing under such credit facilities.

     2.08 VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Aggregate Revolving Commitment or permanently reduce the Aggregate Revolving Commitment by an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof; PROVIDED that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Committed Loans made on the effective date thereof, the then outstanding principal amount of the Committed Loans and Bid Loans would exceed the amount of the Aggregate Revolving Commitment then in effect and, PROVIDED, FURTHER, that once reduced in accordance with this Section 2.08, the Aggregate Revolving Commitment may not be increased without the written consent of Agent and each Bank. Any reduction of the Aggregate Revolving Commitment shall be applied to each Bank's Revolving Commitment in accordance with such Bank's Commitment Percentage. All accrued commitment fees to, but not including the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination.

     2.09 OPTIONAL PREPAYMENTS. Subject to Section 3.04, the Company may, at any time or from time to time, upon notice to the Agent as specified below, ratably prepay Committed Loans in whole or in part, in amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment must be provided to Agent at least three Business Days in advance for Offshore Rate Committed Loans or at least one Business Day in advance for Base Rate Committed Loans, and shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Committed Loans, or Offshore Rate Committed Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify each Bank thereof and of such Bank's Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04. Bid Loans may not be voluntarily prepaid other than with the consent of the applicable Bid Loan Lender.

     2.10 REPAYMENT. The aggregate principal amount of the Committed Loans outstanding on the Revolving Termination Date shall be repaid by the Company on the Revolving Termination Date. Each Bid Loan shall be repaid on the last day of the relevant

Interest Period, but no later than the Revolving Termination Date.

     2.11  INTEREST.

          (a) Subject to subsection 2.11(d), each Committed Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, PLUS the Applicable Margin. Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date at a rate per annum equal to LIBOR plus (or minus) the LIBOR Bid Margin, or at the Absolute Rate, as the case may be.

          (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Committed Loans pursuant to Section 2.09 for the portion of the Committed Loans so prepaid and upon payment (including prepayment) in full thereof.

          (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum which is determined by adding 1% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 1%; PROVIDED, HOWEVER, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 1%. If any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus 1%. This may result in compounding of interest.

          (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank or Designated Bidder would be contrary to the provisions of any law applicable to such Bank or Designated Bidder limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank or Designated Bidder, and in such event the Company shall pay such

Bank or Designated Bidder interest at the highest rate permitted by applicable law.

    2.12  FEES.

          (a) FEE LETTER. The Company shall pay to the Agent and to the Arranger, for their own accounts, the fees in the amounts set forth in a letter agreement between the Company and the Agent dated July 17, 1997 (the "Fee Letter").

          (b) COMMITMENT FEES. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily amount of each Bank's Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter. The fee shall be equal to the number of basis points per annum indicated in the table below. The fee shall depend upon the Adjusted Interest Coverage Ratio achieved by the Company as of the end of each fiscal quarter. Any change in the fee shall take effect on the second Business Day following the receipt by the Agent of a Compliance Certificate showing a change in the Adjusted Interest Coverage Ratio:

            Adjusted Interest Coverage Ratio                   Fee

          Greater than:              3.50:1.00                 7.00
          Greater than:              3.00:1.00
          But less than or equal to: 3.50:1.00                 8.00

          Greater than:              2.50:1.00
          But less than or equal to: 3.00:1.00                 9.00

          Greater than:              2.25:1.00
          But less than or equal to: 2.50:1.00                10.00

          Greater than:              2.00:1.00
          But less than or equal to: 2.25:1.00                15.00

          Less than or equal to:     2.00:1.00                20.00

The commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on September 30, 1997, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Commitments pursuant to Section 2.08, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in
Article IV are not met.

     2.13  COMPUTATION OF FEES AND INTEREST.

           (a) All computations of Base Rate interest shall be based on a 365/366 day year and actual days elapsed; and all other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

           (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate; PROVIDED that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Applicable Margin or the Eurodollar Reserve Percentage becomes effective. The Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of each such change, PROVIDED that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

           (c) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate.

     2.14  PAYMENTS BY THE COMPANY.

           (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks and Designated Bidders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:30 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank or Designated Bidder its Commitment Percentage with respect to payments on Committed Loans and its ratable interest with respect to Bid Loans (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 11:30 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

           (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

           (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks or Designated Bidders hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank or Designated Bidder on such due date an amount equal to the amount then due such Bank or Designated Bidder. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank or Designated Bidder shall repay to the Agent on demand such amount distributed to such Bank or Designated Bidder, together with interest thereon for each day from the date such amount is distributed to such Bank or Designated Bidder until the date such Bank or Designated Bidder repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

     2.15  PAYMENTS BY THE BANKS TO THE AGENT.

           (a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Committed Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

           (b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

     2.16 SHARING OF PAYMENTS, ETC. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Committed Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Committed Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and will in each case notify the Banks following any such purchases or repayments.

                                  ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01  TAXES.

           (a) Any and all payments by the Company to each Bank, Designated Bidder or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

           (b) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

           (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                (ii)  the Company shall make such deductions and withholdings;

                (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

           (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

           (e) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

     3.02  ILLEGALITY.

           (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other

Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office, or such Bank's Designated Bidders in the case of LIBOR Bid Loans, to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank or Designated Bidder to make Offshore Rate Loans (including in respect of any LIBOR Bid Loan as to which the Company has accepted such Bank's or Designated Bidder's Competitive Bid, but as to which the Borrowing Date has not arrived) shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

           (b) If a Bank determines that it is unlawful for such Bank or such Bank's Designated Bidders to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.04, either on the last day of the Interest Period thereof, if the Bank or Designated Bidder may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank or Designated Bidder may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Committed Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Committed Loan.

           (c) If the obligation of any Bank to make or maintain Offshore Rate Committed Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Committed Loans shall be instead Base Rate Committed Loans.

           (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.03  INCREASED COSTS AND REDUCTION OF RETURN.

           (a) If any Bank shall determine that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Committed Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

           (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and determines that the amount of such capital is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3.04 FUNDING LOSSES. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

           (a) the failure of the Company to make any payment of principal of any Offshore Rate Loan (including payments made after any acceleration thereof);

           (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

           (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.09;

           (d) the prepayment (including pursuant to Section 2.10) of an Offshore Rate Loan or Absolute Rate Bid Loan on a day which is not the last day of the Interest Period with respect thereto; or

           (e) the conversion pursuant to Section 2.05 of any Offshore Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Banks under this Section 3.04 and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     3.05 INABILITY TO DETERMINE RATES. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or that the Offshore Rate applicable for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Committed Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Committed Loans shall be made, converted or continued as Base Rate Committed Loans instead of Offshore Rate Committed Loans.

     3.06 CERTIFICATES OF BANKS. Any Bank or Designated Bidder claiming reimbursement or compensation pursuant to this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank or Designated Bidder hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     3.07  SURVIVAL.  The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations and the termination of this Agreement.


                                   ARTICLE IV
                             CONDITIONS PRECEDENT

     4.01 CONDITIONS OF INITIAL LOANS. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank and in sufficient copies for each Bank, each of the following items. For items to be executed by the parties, Agent may receive either a duly executed original signature page, or an executed signature page sent by facsimile transmission to be followed promptly by mailing of a hard copy original. Each of the parties understands and agrees that receipt by the Agent of a facsimile transmitted signature page purportedly bearing the signature of a party shall bind such party with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy original signature page shall not diminish the binding effect of receipt of the facsimile transmitted signature page of the party whose hard copy original signature page was not received by the Agent:

           (a) CREDIT AGREEMENT. This Agreement executed by the Company, the Agent and each of the Banks;

           (b)  RESOLUTIONS; INCUMBENCY.

                (i) Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date (or a date acceptable to the Agent reasonably close to the Closing Date) by the Secretary or an Assistant Secretary of the Company; and

                (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

           (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the Company as of a recent date and by the Secretary or Assistant Secretary of the Company as of the Closing Date (or a date acceptable to the Agent reasonably close to the Closing
Date), and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date (or a date acceptable to the Agent reasonably close to the Closing Date); and

           (d) LEGAL OPINION. An opinion of legal counsel to the Company and addressed to the Agent and the Banks, in form and substance, and from legal counsel, satisfactory to the Agent and the Banks.

           (e) PAYMENT OF FEES. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA;

           (f) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date (or a date acceptable to the Agent reasonably close to the Closing Date), stating that:

                (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

                (ii) no Default or Event of Default exists or would result from the initial Borrowing;

                (iii) there has occurred since February 1, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

                (iv) calculating the Adjusted Interest Coverage Ratio as of the end of the preceding fiscal quarter.

           (g) PRIOR AGREEMENT. Evidence that all obligations of the Company under the syndicated agreement among the Company, Wells Fargo Bank as agent and the banks party thereto, have been paid in full and all commitments related thereto have been terminated; provided, however, that commercial letters of credit outstanding thereunder in amounts acceptable to the Banks may remain outstanding thereunder.

           (h) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

     4.02 CONDITIONS TO ALL BORROWINGS, CONVERSIONS AND CONTINUATIONS. The obligation of each Bank to make any Committed Loan to be made by it hereunder (including its initial Loan), and the obligation of any Bank or Designated Bidder to make any Bid Loan as to which the Company has accepted the relevant Competitive Bid, or to accept a conversion or continuation election under paragraph 2.05 is subject to the satisfaction of the following conditions precedent on the relevant disbursement date:

           (a) NOTICE OF BORROWING. As to any Committed Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or Notice of Conversion/Continuation;

           (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company contained in Article V shall be true and correct on and as of the date of the Borrowing, conversion or continuation with the same effect as if made on and as of such date; and

           (c) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing, continuation or conversion.

Each Notice of Borrowing, Competitive Bid Request, and Notice of
Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice or application and as of the date of each Borrowing, conversion or continuation that the conditions in Section 4.02 are satisfied.


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

     5.01  CORPORATE EXISTENCE AND POWER.  The Company and each of its
Subsidiaries:

           (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

           (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, the Loan Documents;

           (c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

           (d)  is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement, and any other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

           (a) contravene the terms of any of that Person's certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof);

           (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any

Governmental Authority to which such Person or its property is subject; or

           (c)  violate any Requirement of Law.

     5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

     5.04 BINDING EFFECT. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5.05 LITIGATION. Except as specifically disclosed in SCHEDULE 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:

           (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

           (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     5.06 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing date, create an Event of Default under subsection 8.01(e).

     5.07  ERISA COMPLIANCE.

          (a) Except as specifically disclosed in SCHEDULE 5.07, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.

          (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) Except as specifically disclosed in SCHEDULE 5.07, no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

          (d) Except as specifically disclosed in SCHEDULE 5.07, no Pension Plan has any Unfunded Pension Liability.

          (e) Except as specifically disclosed in SCHEDULE 5.07, neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

          (f) Except as specifically disclosed in SCHEDULE 5.07, neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

          (g) Except as specifically disclosed in SCHEDULE 5.07, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     5.08 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.12, and are intended to be and shall be used in compliance with Sections 7.06 and 7.07. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     5.09 TITLE TO PROPERTIES. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than those permitted by this Agreement.

     5.10 TAXES. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no notice of lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

     5.11  FINANCIAL CONDITION.

          (a) The audited consolidated financial statements of financial condition of the Company and its Subsidiaries dated February 1, 1997; the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date; and the interim financial statements dated as of May 3, 1997:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

               (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (iii) except as specifically disclosed in SCHEDULE 5.11, show all material indebtedness and other liabilities, direct or contingent of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

          (b)  Since February 1, 1997, there has been no Material Adverse
Effect.

     5.12 ENVIRONMENTAL MATTERS. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in SCHEDULE 5.12, such Environmental Laws and

Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.13 REGULATED ENTITIES. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

     5.14 NO BURDENSOME RESTRICTIONS. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     5.15 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in SCHEDULE 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     5.16 SUBSIDIARIES. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of SCHEDULE
5.16 hereto and has no Equity Investments other than those specifically disclosed in part (b) of SCHEDULE 5.16.

     5.17 INSURANCE. The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

     5.18 FULL DISCLOSURE. None of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                           ARTICLE VI
                     AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, so long as any Bank shall have any Revolving Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

     6.01 FINANCIAL STATEMENTS AND COMPLIANCE CERTIFICATES. The Company shall deliver the following to the Agent, all in form and detail satisfactory to the Agent and Majority Banks and in such number of copies as each Bank may request:

               (a) as soon as available, but not later than sixty (60) days after and as of the close of each of the Company's quarterly accounting periods, beginning with the quarter ending August 2, 1997:

                         (i) a financial statement for the Company prepared by the Company on a consolidated and consolidating basis, which shall include the Company's balance sheet as of the close of such period, and the Company's statement of income for such period and that portion of the fiscal year ending with such period, prepared on a consolidated basis; and

                         (ii) a certificate from a Responsible Officer that the financial statements are complete and correct and fairly present the Company's financial condition and results of operations;

               (b) as soon as available, but not later than sixty (60) days after and as of the close of each of the Company's first, second and third quarter accounting periods, beginning with the quarter ending August 2, 1997:

                         (i) a Compliance Certificate from a Responsible Officer that there exists no Event of Default or circumstance which, upon a lapse of time or giving of notice or both, would become an Event of Default, and calculating compliance with Sections 6.02 and
          6.03 of this Agreement; and

                         (ii) a copy of the Company's filed Securities and Exchange Commission Report 10-Q for said fiscal quarter;

               (c)  as soon as available, but not later than one hundred twenty
     (120) days after and as of the close of each of the Company's fiscal years:

                         (i) a complete copy of the Company's audit report for such year, together with a copy of the Company's filed Securities and Exchange Commission Report 10-K for said fiscal year, which audit report shall include at least the Company's balance sheet as of the close of such year and the Company's statement of income and retained earnings and statement of cash flow for such year, all prepared on a consolidated basis and certified by Deloitte & Touche or another nationally recognized independent public accountant selected by the Company, which certificate shall not be qualified in any manner whatsoever; and

                         (ii) a Compliance Certificate from a Responsible Officer that there exists no Event of Default or circumstance which, upon a lapse of time or giving of notice or both, would become an Event of Default, and calculating compliance with Sections 6.02 and
          6.03 of this Agreement.

               (d) upon the request of the Agent or any Bank, but no more frequently than annually, the Company's financial plan, updated as appropriate, covering the remaining period until the Revolving Termination Date, and including quarterly balance sheet and cash flow projections, and annual income statement projections.

               (e) from time to time such other information as the Agent, at the request of any Bank, may reasonably request.

     6.02 LEVERAGE RATIO. The Company shall maintain on a consolidated basis as of the end of each fiscal quarter a Leverage Ratio not greater than seventy-two percent (72%).

     6.03 ADJUSTED INTEREST COVERAGE RATIO. The Company shall maintain on a consolidated basis an Adjusted Interest Coverage Ratio at least equal to 1.80:1.00.

     6.04  NOTICES.  The Company shall promptly notify the Agent and each
Bank:

          (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

          (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

          (c) of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)   an ERISA Event;

               (ii)  if any of the representations and warranties in Section
     5.07 cease to be true and correct;

               (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code by the Company or an ERISA Affiliate;

               (iv) the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

               (v) the commencement of contributions by the Company or an ERISA Affiliate to any Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code;

          (d) of any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries.

          (e) of any new Subsidiaries other than those specifically disclosed in part (a) of SCHEDULE 5.16 hereto; or any new Equity Investments other than those specifically disclosed in part (b) of SCHEDULE 5.16.

          Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection (a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

     6.05 PRESERVATION OF CORPORATE EXISTENCE, ETC. The Company shall, and shall cause each of its Subsidiaries to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by
Section 7.02;

          (c) use its reasonable efforts, in the ordinary course of business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

          (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.02. The Company shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.07 INSURANCE. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Company's current program of self insurance for workers' compensation shall be deemed acceptable under this paragraph.

     6.08 PAYMENT OF OBLIGATIONS. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

          (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

          (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness.

     6.09 COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     6.10 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Company and its Subsidiaries shall maintain proper books of record and account in accordance with GAAP. The Company and its Subsidiaries shall permit representatives and independent contractors of the Agent or any Bank, no more frequently than annually, to inspect any of their respective Properties, to examine their books and records, and make copies thereof, and to discuss their affairs with their respective directors, officers, and independent public accountants, all at reasonable times during normal business hours; PROVIDED, HOWEVER, when an Event of Default exists the Agent or any Bank may do any of the foregoing more frequently than annually and at the expense of the Company.

     6.11 ENVIRONMENTAL LAWS. The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

     6.12 USE OF PROCEEDS. The Company shall use the proceeds of the Loans solely as follows: (a) to refinance the Company's existing debt; (b) to fund repurchase by the Company of the Company's own stock, with such stock being retired upon its repurchase; (c) to finance capital expenditures; and (d) for general corporate purposes.

                          ARTICLE VII
                       NEGATIVE COVENANTS

     The Company hereby covenants and agrees that, so long as any Bank shall have any Revolving Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

     7.01 LIMITATION ON LIENS. The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, create, assume or suffer to exist any security interest, lien (including, but not limited to, the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or with respect to any real or personal property of the Company or any Subsidiary whether now owned or hereafter acquired, except:

               (a) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

               (b)  deposits or pledges to secure:

                         (i)  statutory obligations;

                         (ii)  surety or appeal bonds;

                         (iii) bonds for release of attachment, stay of execution or injunction; or

                         (iv) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business as presently conducted;

               (c) purchase money liens and liens on real property securing construction or permanent real estate financing where the lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed;

               (d) a security interest in favor of the issuer of any letter of credit for the account of the Company, covering any documents presented in connection with a drawing under any letter of credit; all goods which are described in such documents or any letter of credit; and the proceeds thereof; and

               (e) security interests and liens securing charges or obligations of the Company or any Subsidiary in amounts not to exceed an aggregate of $2,000,000 in addition to those permitted under subsections
     (a) through (d) of this Section.

The Company shall not, and shall not suffer or permit any of its Subsidiaries to, acquire Margin Stock to the extent that more than 25% of the value of the assets subject to the restrictions of this paragraph consist of Margin Stock.

     7.02 DISPOSITION OF ASSETS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

          (c) dispositions of property by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries pursuant to reasonable business requirements; provided, however, that such dispositions do not result in the movement of any such property from a domestic Subsidiary to a Subsidiary located outside the United States.

     7.03 CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

     7.04 LOANS; ADVANCES; INVESTMENTS; ACQUISITIONS; GUARANTEES. The Company shall not, and shall not permit any Subsidiary to, make any loans or advances to, or any investment in, any person or entity; nor acquire, or permit any Subsidiary to acquire, any interest in any entity; nor enter into, or permit any Subsidiary to enter into, any joint venture; nor guarantee or become liable, or permit any Subsidiary to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, any liabilities or obligations of any other person or entity, except any of the foregoing in any fiscal year so long as the total dollar amount of all such transactions by the Company and the Subsidiaries does not exceed an aggregate of (a) 10% of the Company's Tangible Net Worth as of the end of the immediately preceding fiscal year, plus (b) the cost of the acquisitions and investments financed by the issuance of equity.

     7.05 TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or (b) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     7.06 USE OF PROCEEDS. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock (except the repurchase by the Company of the Company's own stock, with such stock being retired upon its repurchase), (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     7.07 USE OF PROCEEDS - INELIGIBLE SECURITIES. The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting period Ineligible Securities being underwritten by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company.

     7.08 COMPLIANCE WITH ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

     7.09 CHANGE IN BUSINESS. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

     7.10 CHANGE IN STRUCTURE. The Company shall not and shall not permit any of its Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock, but excluding the Company's stock repurchase programs), or amend its certificate of incorporation or by-laws in any material respect.

     7.11 ACCOUNTING CHANGES. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

                          ARTICLE VIII
                       EVENTS OF DEFAULT

     8.01 EVENT OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

          (a) NON-PAYMENT. The Company fails to pay, (i) within one calendar day after the same shall become due, any amount of principal or interest of any Loan, or (ii) within ten calendar days after the same shall become due, any other interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) SPECIFIC DEFAULTS. The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.02, 6.03 and 6.07 or
Article VII; or

          (d) OTHER DEFAULTS. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

          (e) CROSS-DEFAULT. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness, guaranty obligation or other contingent obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, guaranty obligation or other contingent obligation, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such indebtedness to be declared to be due and payable prior to its stated maturity, or such guaranty obligation or other contingent obligation to become payable or cash collateral in respect thereof to be demanded.

          (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Company or any of its Subsidiaries (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000; (iii) any of the representations and warranties contained in Section 5.07 shall cease to be true and correct in any material respect; or (iv) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (i) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

          (j) NON-MONETARY JUDGMENTS. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) OWNERSHIP. Any one shareholder holds in the aggregate a direct or indirect beneficial equity interest in the Company equal to 35% or more of the total equity interest of the Company; or

          (l) LOSS OF LICENSES. Any other Governmental Authority shall revoke or fail to renew any material license, permit or franchise of the Company or any of its Subsidiaries or the Company or any of its Subsidiaries shall for any reason lose any material license, permit or franchise or the Company or any of its Subsidiaries shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

          (m)  ADVERSE CHANGE.  There shall occur a Material Adverse Effect.

     8.02 REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

          (a) declare the Revolving Commitment of each Bank to make Loans to be terminated, whereupon such Revolving Commitments shall forthwith be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

          (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

     8.03 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                           ARTICLE IX
                           THE AGENT

     9.01 APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     9.02 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     9.03 LIABILITY OF AGENT. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     9.04  RELIANCE BY AGENT.

          (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or all Banks as required by paragraph 10.01) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     9.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; PROVIDED, HOWEVER, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     9.06 CREDIT DECISION. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     9.07 INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     9.08 AGENT IN INDIVIDUAL CAPACITY. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

     9.09 SUCCESSOR AGENT. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and
10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

     9.10 WITHHOLDING TAX. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                           ARTICLE X
                         MISCELLANEOUS

     10.01 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) , the Company and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Revolving Commitment of any Bank (or reinstate any Revolving Commitment terminated pursuant to subsection 8.02(a) or subject any Bank to any additional obligations;

          (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any Loan Document;

          (d) change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or

          (e) amend this Section 10.01 or Section 2.16 or any provision providing for consent or other action by all Banks;

and, PROVIDED FURTHER, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

     10.02  NOTICES.

          (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

          (c) The Company acknowledges and agrees that any agreement of the Agent and the Banks in Article II herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

     10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04 COSTS AND EXPENSES. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

          (a) pay or reimburse BofA (including in its capacity as Agent), on the Closing Date, or within five Business Days after any demand which is made subsequent to the Closing Date, for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the drafting, delivery, and execution of this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; provided, however, that such Attorney Costs shall not exceed Fifteen Thousand Dollars ($15,000).

          (b) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses, not covered by (a) above, which are incurred after the Closing Date by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto;

          (c) pay or reimburse each Bank, the Agent and the Arranger within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs, incurred by the Agent, the Arranger and any Bank; and

          (d) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(f)) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

     10.05 INDEMNITY. Whether or not the transactions contemplated hereby shall be consummated: The Company shall pay, indemnify, and hold harmless each Indemnified Person from and against all Indemnified Liabilities. The obligations of the Company under this paragraph shall in no event apply to Indemnified Liabilities incurred by an Indemnified Person which arise from the gross negligence, willful misconduct, breach of this Agreement or violation of any law by such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations; provided, however, that this indemnification shall expire on the fourth anniversary of the final payment in full of all other Obligations, unless prior to such fourth anniversary an Indemnified Person has provided notice to the Company of a dispute, claim or other facts which give rise to an obligation of the Company to indemnify such Indemnified Person under this paragraph.

"Indemnified Person" means each Bank, the Agent, the Agent-Related Persons and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact. "Indemnified Liabilities" means any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto.

     10.06 MARSHALLING; PAYMENTS SET ASIDE. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

     10.07 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

     10.08  ASSIGNMENTS, PARTICIPATIONS, ETC.

          (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such
Bank) (each an "ASSIGNEE") a ratable part of all, of the Loans, the Revolving Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; PROVIDED, HOWEVER, that (i) no single Bank may make more than two such assignments; (ii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of EXHIBIT C ("ASSIGNMENT AND ACCEPTANCE") and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. Each Bank shall retain a minimum Revolving Commitment amount of at least $10,000,000, unless its Revolving Commitment is reduced to zero.

          (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

          (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolving Commitments arising therefrom. The Revolving Commitment allocated to each Assignee shall reduce the Revolving Commitment of the assigning Bank PRO TANTO.

          (d) Any Bank or Designated Bidder may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Revolving Commitment of that Bank and the other interests of that Bank or Designated Bidder (the "Originator") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the Originator's obligations under this Agreement shall remain unchanged, (ii) the Originator shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the Originator in connection with the Originator's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the FIRST PROVISO to Section
10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if the Originator had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank or Designated Bidder (as the case may be) under this Agreement.

          (e) Each Bank and Designated Bidder agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank or Designated Bidder, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank or Designated Bidder; PROVIDED, HOWEVER, that any Bank or Designated Bidder may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank or Designated Bidder is subject or in connection with an examination of such Bank or Designated Bidder by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or Designated Bidder or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's or Designated Bidder's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder;
(H) as to any Bank or Designated Bidder or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or Designated Bidder or such Affiliate; and (I) to its Affiliates.

          (f) Notwithstanding any other provision in this Agreement, any Bank or Designated Bidder may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.09 DESIGNATED BIDDERS. Any Bank may designate one or more Designated Bidders to have a right to offer and make Bid Loans pursuant to Section 2.07; PROVIDED, HOWEVER, that (i) no such Bank may make more than one such designation, (ii) each such Bank making any such designation shall retain the right to make Bid Loans, and (iii) the parties to each such designation shall execute and deliver to the Agent a Designation Agreement. No later than five Business Days after its receipt of an appropriately completed Designation Agreement executed by a designating Bank and a designee representing that it is a Designated Bidder, the Agent will accept such Designation Agreement and give prompt notice thereof to the Company, whereupon such designation of such Designated Bidder shall become effective and shall become a party to this Agreement as a "Designated Bidder."

     10.10 AUTOMATIC DEBITS OF FEES. With respect to any commitment fee, facility fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes BofA, upon at least one day's prior written notice to the Company, to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.10 shall be deemed a setoff.

     10.11 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Bank and Designated Bidder shall notify the Agent in writing of any changes in the address to which notices to the Bank and Designated Bidder should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     10.12 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

     10.13 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.14 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Designated Bidders, the Agent, the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Bank or Designated Bidder shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

     10.15 TIME. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

     10.16  GOVERNING LAW AND JURISDICTION.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT, THE BANKS AND THE DESIGNATED BIDDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT, THE DESIGNATED BIDDERS, AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT, THE BANKS, AND THE DESIGNATED BIDDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT, THE BANKS, AND THE DESIGNATED BIDDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     10.17 WAIVER OF JURY TRIAL. THE COMPANY, THE BANKS, THE DESIGNATED BIDDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS, THE DESIGNATED BIDDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10.18 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks, the Designated Bidders and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

ROSS STORES, INC.                      Address for notices:

By: /s/ J. Call
    -------------------                8333 Central Avenue
                                       Newark, CA  94560-3433
Title: Sr. Vice President & CFO        Attn:  John G. Call, Chief
       ------------------------               Financial Officer
                                       Facsimile: (510) 505-4181
                                       Tel: (510) 505-4315



BANK OF AMERICA NATIONAL TRUST         Address for Notices of Borrowing,
AND SAVINGS ASSOCIATION,               Conversion/Continuation and
as Agent                               other operational matters:

By: /s/ Christine E. Cordi
    ---------------------------        1850 Gateway Blvd., 5th Floor
    Christine E. Cordi                 Concord, CA  94520
    Vice President                     Attn:  Agency Administrative
                                              Services #5596
                                       Facsimile: (510) 675-8500
                                       Telephone: (510) 675-8439

                                       Address for all other notices:

                                       1455 Market Street, 12th Floor
                                       San Francisco, CA 94103
                                       Attention: Agency Management #10831
                                       Facsimile:  (415) 436-3425
                                       Telephone:  (415) 436-2790

                                       Address for payments:

                                       Bank of America NT & SA
                                       ABA No. 121-000-358
                                       850 Gateway Blvd.
                                       Concord, CA 94520
                                       For credit to Account
                                           No. 12331-14279
                                       Attn: Agency Administrative
                                           Services #5596
                                           Ref:  Ross Stores, Inc.

BANK OF AMERICA NATIONAL TRUST          Lending Office:
AND SAVINGS ASSOCIATION,
as a Bank                               Northern California Commercial Loan
                                        Service Center #1591
                                        141 Mission Falls Lane, 2nd floor
By: /s/ Hagop V. Bouldoukian            Fremont, California 94539
    ------------------------------
    Hagop V. Bouldoukian                Notices (other than Borrowing
    Vice President                      notices and Notices of
                                        Conversion/Continuation):
COMMITMENT AMOUNT: $50,000,000
                                        San Francisco Regional Commercial
                                        Banking Office #1499
                                        345 Montgomery Street, Concourse
                                        Level
                                        San Francisco, CA 94104

                                        Attention: Hagop V. Bouldoukian
                                        Telephone: (415) 953-9023
                                        Facsimile: (415) 622-1878


WELLS FARGO BANK, N.A.                  Notices (other than Borrowing
as a Bank                               notices and Notices of
                                        Conversion/Continuation):

By: /s/ Edward Barosky                  707 Wilshire Blvd., 16th floor
    -----------------------------       MAC 28180165
    Edward Barosky, Jr.                 Los Angeles, CA 90017
    Vice President
                                        Attention: Frieda Youlios,
COMMITMENT AMOUNT: $40,000,000                     Vice President
                                        Telephone: (213) 614-2872
                                        Facsimile: (213) 614-2305

                                        Lending Office:

                                        201 Third Street, 8th floor
                                        MAC 0187-081
                                        San Francisco, CA 94103

                                        Attention: Tessie Melgar
                                        Assistant Vice President and
                                        Loan Operations Manager
                                        Telephone: (415) 477-5421
                                        Facsimile: (415) 979-0675

BANQUE NATIONALE DE PARIS,                Address for notices, and Domestic
as a Bank                                 and Offshore Lending Office:


By: /s/ Stephane Rouse                    180 Montgomery Street
   -----------------------------------    San Francisco, CA 94104

Printed Name  Stephanie Rouse             Attention: Katherine Wolfe
              ------------------------               Vice President
Title  Assistant Vice President           Telephone: (415) 956-0707
       -------------------------------    Facsimile: (415) 296-8954

     /s/ Debra Wright                     For operations:
By: ----------------------------------    Don Hart, Vice President, Treasury
    Debra Wright                          Telephone: (415) 956-2511
    Vice President                        Facsimile: (415) 989-9041

COMMITMENT AMOUNT: $30,000,000


NATIONSBANK, N. A.,                       Notices (other than Borrowing
as a Bank                                 notices and Notices of
                                          Conversion/Continuation):

By: /s/ M. M. Shafroth                    Corporate Finance Group
    --------------------------------      444 South Flower Street, Suite 4100
    Michele M. Shafroth                   Los Angeles, CA 90071-2901
    Senior Vice President
                                          Attention: Michelle L. Hilse
COMMITMENT AMOUNT: $20,000,000                       Corporate Banking Officer
                                          Telephone: (213) 236-4937
                                          Facsimile: (213) 624-5812

                                          Lending Office:

                                          NationsBank of Texas, N.A.
                                          901 Main Street, 14th floor
                                          Dallas, TX 75202

                                          Attention: Karen Puente
                                          Telephone: (214) 508-3089
                                          Facsimile: (214) 508-0944

THE BANK OF NEW YORK,                      Address for Notices (other than
as a Bank                                  Borrowing Notices and Notices of
                                           Conversion/Continuation):

By: /s/ Charlotte Sohn                     One Wall Street, 8th floor
    ---------------------------------      New York, NY 10286
    Charlotte Sohn
    Vice President                         Attention: Charlotte Sohn
                                                      Vice President
COMMITMENT AMOUNT: $20,000,000             Telephone: (212) 635-7869
                                           Facsimile: (212) 635-1481/1483

                                           Lending Office:

                                           101 Barclay Street
                                           New York, NY

                                           Attention: Diane Burgess
                                           Telephone: (212) 635-1311
                                           Facsimile: (212) 635-1481/1483